Exhibit 10.1

MODIFICATION AGREEMENT

This Modification Agreement (this “Agreement”) is entered into as of March 21, 2025 by and between ARMLOGI HOLDING CORP., a Nevada corporation (the “Company”), and YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”) (together, the “Parties” and each a “Party”), with reference to that certain Standby Equity Purchase Agreement, dated as of November 25, 2024, by and between the Investor and the Company (the “SEPA”). Pursuant to the SEPA, the Company has issued to the Investor (1) a convertible promissory note dated November 25, 2024, in the original principal amount of $5,000,000 (“Promissory Note 1”), and (2) a convertible promissory note dated December 17, 2024 in the original principal amount of $5,000,000 (“Promissory Note 2,” and collectively with Promissory Note 1, the “Promissory Notes”). Collectively, the SEPA, the Promissory Notes, and all other instruments, agreements or other items executed or delivered in connection with the foregoing are referred to as the “Financing Documents.” Undefined terms herein have the same definitions set forth in the SEPA, or the Promissory Notes, as applicable.

By this Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.                  Amortization Event. The Company confirms, acknowledges, and agrees that an event described in Section 1(c) of the Promissory Notes has occurred (the “Floor Price Event”) and is continuing, because the VWAP was less than the Floor Price for five consecutive Trading Days. The Company acknowledges and agrees that the Floor Price Event constitutes an Amortization Event under the Promissory Notes which requires the Company to make monthly cash payments in accordance with Section 1(c) of the Promissory Notes.

2.                  Company Payments. The Company hereby agrees to make, cash payments on the dates and in the minimum amounts under the Promissory Notes in the aggregate, as set forth below. The Company may, at its option, make cash payments in excess of the minimum amounts set forth below. Such payments shall be applied to the reduction of the Original Principal Amount of Promissory Note 1 first.

Date	Minimum Payment
March 24, 2025	$850,000
During the week of March 31, 2025	$200,000
During the week of April 7, 2025	$200,000
During the week of April 14, 2025	$200,000
During the week of April 21, 2025	$200,000
During the week of April 28, 2025	$200,000
During the week of May 5, 2025	$200,000
During the week of May 12, 2025	$200,000
During the week of May 19, 2025	$200,000

In addition, in satisfaction in full of the Deferred Fee, the Company shall pay to the Investor the sum of $150,000 on March 24, 2025.

3.                  Forbearance by the Investor. In consideration of the covenants and agreements set forth in this Agreement, the Investor hereby agrees, from the date hereof until May 20, 2025 (the “Forbearance Period”) to: (A) defer the Company’s obligation to make monthly payments as a result of the Floor Price Event or otherwise pursuant to Section 1(c) of the Promissory Notes, (B) shall not submit any Conversion Notices or Investor Notices unless the stock is trading at a price per share that is greater than $1.80 at the time any such notice is delivered, and (C) waive the application of the Payment Premium in respect of Company payments made in accordance with Section 2 above; in each case provided that (i) the Company strictly complies with the terms of this Agreement and (ii) there is no occurrence or existence of any Event of Default or any breach of any term of any of the Financing Documents.

4.                  Effect; Continuing Validity. The Financing Documents are amended to the extent necessary to give effect to this Agreement, and the terms of this Agreement shall supersede any contrary terms in Financing Documents. Except as specifically set forth herein, the terms and conditions of the Financing Documents and the Transaction Documents shall remain unmodified, in full force and effect, and are hereby ratified by the Investor and the Company in all respects. The Company acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all terms, conditions and provisions of the Financing Documents and the Transaction Documents shall continue in full force and effect and remain unaffected and unchanged. This Agreement in no way acts as a release or relinquishment of, and in no way affects, the rights created by or arising under the Financing Documents or the Transaction Documents. Such rights are hereby ratified, confirmed, renewed and extended in all respects. The Financing Documents, the Transaction Documents, and all rights, remedies, titles, liens and equities securing the Financing Documents or the Transaction Documents as hereby modified and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the Investor and the indebtedness evidenced thereby.

5.                  Not a Novation. This Agreement is a modification only and not a novation. This Agreement shall not release or affect the liability of the Company, any guarantor, surety or endorser of the Financing Documents or the Transaction Documents or release any owner of collateral securing the Financing Documents or the Transaction Documents, if any. The validity, priority and enforceability of the Financing Documents and the Transaction Documents shall not be impaired hereby.

6.                  This Agreement One of the Transaction Documents. From and after the date hereof, this Agreement is and shall be deemed a Transaction Document. An event of default under this Agreement shall constitute an Event of Default under the Promissory Notes.

7.                  Release. In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby fully and unconditionally releases and forever discharges the Investor and its affiliates and their respective officers, directors, employees, agents, legal representatives, successors, and assigns (the “Released Parties”), from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, in law or equity, which against the Released Parties, the Company ever had, now has, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever up to the date of this Agreement. This release shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors, and assigns.

8.                  Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule therein. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement. No waiver of any provision of this Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be duly executed by a duly authorized representative as of the date first written above.

COMPANY:

ARMLOGI HOLDING CORP.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP Its: Investment Manger
By:	Yorkville Advisors Global II, LLC Its: General Partner

By:	/s/ Michael Rosselli
Name:	Michael Rosselli
Title:	Manager